EXHIBIT 10.1

SALE OF GOVERNMENT PROPERTY AMENDMENT OF INVITATION FOR BIDS/MODIFICATION OF CONTRACT
1. AMENDMENT TO INVITATION FOR BIDS NO.:	2. EFFECTIVE DATE	PAGE 1 OF 10 PAGES
SUPPLEMENTAL AGREEMENT NO.: 11	09/12/06
3. ISSUED BY		NAME AND ADDRESS WHERE BIDS ARE RECEIVED
DEFENSE REUTILIZATION AND MARKETING SERVICE INTERNATIONAL SALES OFFICE, ATTN:DRMS-BBS 74 N WASHINGTON STREET BATTLE CREEK MI 49017-3092		DEFENSE REUTILIZATION AND MARKETING SERVICE INTERNATIONAL SALES OFFICE, ATTN:DRMS-BBS 74 N WASHINGTON STREET BATTLE CREEK MI 49017-3092
☐ AMENDMENT OF INVITATION FOR BIDS NO. (See Item 6)	DATED	☒ MODIFICATION OF CONTRACT NO. (See Item 8) 99-0001-0002	DATE 06/13/01
6. THIS BLOCK APPLIES ONLY TO AMENDMENTS OF INVITATIONS FOR BIDS

The above numbered invitation for bids is amended as set forth in Item 9. Bidders must acknowledge receipt of this amendment unlessindicated otherwise in Item 11 prior to the hour and date specified in the invitation for bids, or as amended, by one of the following methods:

(a) By signing and returning copies of this amendment;
(b) By acknowledging receipt of this amendment on each copy of the bid submitted; or
(c) By separate letter or telegram which includes a reference to the invitation for bids and amendment number.

FAILURE OF YOUR ACKNOWLEDGMENT TO BE RECEIVED AT THE ISSUING OFFICE PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR BID. If by virtue of this amendment you desire to change a bid already submitted, such change may be made by telegram or letter, provided such telegram or letter makes reference to the invitation for bids and this amendment, and is received prior to the opening hour and date specified.

7. ACCOUNTING AND APPROPRIATION DATA (If required)
8. THIS APPLIES ONLY TO MODIFICATION OF CONTRACTS This Supplemental Agreement is entered into pursuant to authority of Mutual Agreement
9. DESCRIPTION OF AMENDMENT/MODIFICATION (Except as provided below all terms and conditions of the document referenced in Item 5 remain in full force and effect)

Whereas Contract 99-0001-0002 was entered into on June 13, 2001 by and between the United States of America, hereinafter referred to as the Government, and SURPLUS ACQUISITION VENTURE (SAV), LLC, hereinafter referred to as the Contractor, and GOVERNMENT LIQUIDATION (GL), LLC, formed by the contractor to serve as the entity that processes DRMS assets, hereinafter referred to as the Purchaser, and whereas the contract involved the following in Invitation For Bid 99-0001:

0001: All Federal Stock Classes (FSCs) listed in Table IV-1 of solicitation on the DRMS accountable record that are demilitarization code A, B, or Q, located at various U.S. (to include Alaska and Hawaii), Puerto Rico and Guam military installations.  Contract performance is 7 years.

THE HOUR AND DATE FOR RECEIPT OF BIDS ☐ IS NOT EXTENDED, ☐ IS EXTENDED UNTIL O’CLOCK (LOCAL TIME) DATE
10. BIDDER/PURCHASER NAME AND ADDRESS (Include ZIP Code) SURPLUS ACQUISITION VENTURE, LLC 2131 K Street NW, 4th Floor Washington, DC 20037		11. ☐ BIDDER IS NOT REQUIRED TO SIGN THIS DOCUMENT ☒ PURCHASE IS REQUIRED TO SIGN THIS DOCUMENT AND RETURN ORIGINAL AND 0 COPIES TO THEISSUING OFFICE
12. SIGNATURE FOR BIDDER/PURCHASER		15. UNITED STATES OF AMERICA

BY /s/ William Angrick (SIGNATURE OF PERSON AUTHORIZED TO SIGN)		BY /s/ Neil A. Watters (SIGNATURE OF CONTRACTING OFFICER)
13.NAME & TITLE OF SIGNER (Type or print)	14. DATE SIGNED	16. NAME OF CONTRACTING OFFICER(Type or print)	17. DATE SIGNED

WILLIAM ANGRICK CEO	9/12/2006	NEIL A. WATTERS	9/12/2006

CONTRACT NUMBER 99-0001-0002

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WHEREAS, DRMS has identified a need to strengthen procedures related to the proper identification and control of property to ensure that restricted property is not released to the public under Sales Contract Number 99-0001-0002; and

WHEREAS, the rules defining “Controlled Property” are dynamic due to frequent DEMIL code changes, evolving counter-terrorism policies and other business rules; and

WHEREAS, DRMS seeks to implement a comprehensive solution to mitigate the identified risks; and

WHEREAS, Surplus Acquisition Venture, LLC (“Contractor”) and its parent company Liquidity Services, Inc. (“LSI”) can leverage technology and surplus property domain expertise to develop and implement new inventory inspection and tracking procedures with respect to the property for resale that DRMS provides; and

WHEREAS, the Contractor shall undertake new inventory inspection and assurance procedures resulting in opportunity costs, and program management requirements not contemplated in the net proceeds sharing ratios under Sales Contract Number 99-0001-0002; and

NOW, THEREFORE, it is mutually agreed between the parties hereto to this modification that Contract Number 99-0001-0002 shall be amended as follows:

1.             ARTICLE THREE, SECTION 1(A), Titled, R/T/D Review:

Add the following:

1.               Effective December 1, 2006, Controlled Property shipped from a Hub Site to a Controlled Property Center (“CPC”) (see Art. Three, Section 3) will receive an additional level of Reutilization, Transfer and Donation (“R/T/D”) screening via a private web site developed by the Purchaser or via a data feed to GSA’s R/T/D web site for a period of 2 business days (48 hours) prior to being released for sale.  Transfer and Donation screening will not occur until the Property has been cleared for sale as defined in Section 3A of Article Three.

2.               Property that is requisitioned for Reutilization, Transfer or Donation by an authorized R/T/D customer will be returned to the DRMS, and will not migrate from the private R/T/D web site (or from the GSA R/T/D web site) to the Purchaser’s public sales web site.  The title to such property shall revert to DRMS and DRMS shall credit the Purchaser the amount of the Contractor’s purchase price for any item of property returned hereunder.

3.               The Purchaser will pull the item from inventory and deliver it to the DRMS representative at the CPC who will arrange for the release of the item to the R/T/D customer.

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4.               It is anticipated that the volume of property that will be returned to the DRMS as a result of the additional R/T/D screening period will be approximately 12,000 line items per year.  The Purchaser will receive compensation for R/T/D up to the estimated amount by increasing the net proceeds share by one percent (1%).

5.               If the actual volume of R/T/D exceeds 24,000 line items annually, DRMS and the Purchaser shall renegotiate an increase in the net proceeds sharing split between the parties.

6.               Effective upon the signing of this modification, Purchaser agrees to return property that has not been awarded to a resale customer that DRMS has identified as a mission essential reutilization requirement.   DRMS will support all reutilization requirements with a mission impact statement advising that property is needed to satisfy an authorized requirement.   Prior to notifying Purchaser of the reutilization requirement, DRMS will have ensured that current DRMS inventory is not available to satisfy the reutilization request.  The title to such property shall revert to DRMS and DRMS shall credit the Purchaser the amount of the Contractor’s purchase price for any item of property returned hereunder.

2.             ARTICLE THREE, SECTION 3, Titled, R/T/D of the Property; Property Storage; Delivery of Property to Purchasers and Passage of Title.

(D)               Inventory Assurance Procedures for Batch Box Items.

(1)           Inventory Assurance.  Contractor and Purchaser have agreed to set up and implement an inventory assurance procedure for Batch Box Items and Local Stock Number (LSN) items, except for LSN items identified, low-risk FSCs, a list of which will be provided by and updated as needed by DRMS.

(2)           Batch Boxes and LSN items (not identified at the Hub Site as “low-risk” FSC) (“Controlled Property”) to Controlled Property Center.  DRMS shall ship all Controlled Property to a CPC where batch boxes will be broken down, inspected, and the item identification verified by Purchaser’s personnel (with Government oversight) as set forth herein.

(3)           Scanning Process.   Purchaser’s personnel, using Contractor’s proprietary barcode technology and any enhancements made thereto, will scan the National Stock Number (NSN) from the DD Form 1348-1A.  The technology will allow Purchaser to check the data against a DRMS created and maintained “Controlled Property Restricted List” Database that DRMS will update and provide to Purchaser at an agreed upon frequency (the “Controlled Property Restricted List”).  If the scan reveals that the Batch Box Item or LSN is on the Controlled Property Restricted List or item identification cannot be determined (refer to Section 3A(C) for further LSN guidance), then the item will be returned to DRMS and Purchaser shall receive a credit for the contractor’s purchase price for those items.   The title to such property shall revert to DRMS.  DRMS shall, at its sole expense, remove all items identified as not eligible for sale from the CPC, or provide at its sole expense, warehousing space for such items separate from any warehousing space used for the property.  For NSN items, DRMS acknowledges for the purposes of this screening process that the

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Purchaser is relying on the accuracy of the information contained on the DD Form 1348-1A accompanying each property item it receives and visual inspection of the Controlled Property. All items determined to be eligible for sale shall proceed through the sales pipeline after Government physical verification and approval, such verification and approval to be completed in a good faith timely manner.

(4)           Inadequate Documentation.  If Batch Box Items contain illegible or inadequate documentation necessary to determine whether the item falls within the Controlled Property Restricted List, then Purchaser shall set the item aside and conduct a further investigation with DRMS to confirm whether the item is deemed to be a Controlled Property Restricted item. DRMS and Purchaser agree to work together in good faith to establish business rules regarding the required level of detail for specific FSCs and commodity types for adequate risk management. If DRMS determines an item is not eligible for sale, then DRMS shall dispose of such items as it would other items falling within the Controlled Property Restricted List and Purchaser shall receive a credit for the Contractor’s Purchase Price for those items.  The title to such property shall revert to DRMS.

(5)           Warehouses for Inventory Assurance.  Notwithstanding any other provision of this Contract to the contrary, DRMS, at its sole expense, agrees to provide Purchaser additional warehouses with approximately 140,000 square feet of space at each location when available to serve as a CPC for the scanning procedures described in this Section 3(D), based on a good faith effort by DRMS to acquire such space.  The CPCs will be established in locations that are mutually agreed upon between the Purchaser and DRMS, and may be altered as needed to facilitate performance requirements.  The Purchaser will provide the DRMS with proof of receipt of property at all CPCs by line item.   Any discrepancies in quantities will be mutually researched and resolved by DRMS and the Purchaser.   Purchaser will retain item visibility of all items until released for sale to the public.

(6)           Continuing Review of Items Lotted For Sale. Periodically, at an agreed upon frequency (no less frequently than weekly and no more frequently than daily), the DRMS agrees to provide data to the Purchaser and the Purchaser agrees to conduct a scan of Property items received against the Controlled Property Restricted List.  If the scan reveals that any item received is on the Controlled Property Restricted List, then the item shall be removed from the Purchaser’s sales pipeline and returned to DRMS or another disposition as agreed, at the sole expense of DRMS.  The title to such property shall revert to DRMS.  Purchaser shall receive a credit for the Contractor’s Purchase Price for those items.

(7)           Report of Restricted Items.  Purchaser agrees to supply DRMS on an agreed upon frequency a report in a machine readable format that lists the items that the Purchaser determined fell within the scope of the Controlled Property Restricted List  through the procedures described in Section 3(D)(3).  Additionally, the Purchaser shall make available to the DRMS verifier for inspection all potentially Controlled items identified by the Purchaser as “safe to sell.”  DRMS will provide to the Purchaser current batch lotting procedures.  Purchaser will identify discrepant items discovered by DTID number of the batch lot for tracking and reporting purposes.  On

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site DRMS personnel will determine the proper method of disposal for discrepant property at the sole expense of DRMS.  Title to such property shall revert to DRMS.  Purchaser shall receive a credit for the Contractor’s Purchase Price fo those items.

(8)           Duty to Cooperate.  DRMS and Purchaser shall cooperate as is reasonably required to implement the inventory assurance procedures set forth in this Section 3(D).

(9)           Start Date.  As the CPCs become operational, but not later than December 1, 2006, all batch box and LSN property, including aged property already referred to the Purchaser, will be processed through the CPCs, unless otherwise approved by DRMS.

3.             ARTICLE SIX, SHALL BE AMENDED TO ADD THE FOLLOWING AS SECTION 3A:

Section 3A.  Controlled Property Restricted List

(A)          Not later than December 1, 2006, Purchaser, on a weekly basis, shall compare their National Stock Number (NSN) records of property received against the DRMS Controlled Property Restricted List as described in Article 3, Section 3(D).  Purchaser agrees to remove all property found on the Controlled Property Restricted List from the sale lot and return such property to DRMS or another disposition as agreed upon by the parties, and at the sole risk and expense of DRMS.  The title to such Property shall revert to DRMS upon Purchaser’s disposition of the Property as instructed by DRMS.

(B)           Not later than December 1, 2006, Purchaser shall match all incoming delivery orders for their respective property flows against the DRMS Controlled Property Restricted List as described in Article 3, Section 3(D).  Purchaser agrees that any property found on the Controlled Property Restricted List will be returned to DRMS or another disposition as agreed upon by the parties, at DRMS’s sole risk and expense.  The title to such property shall revert to DRMS upon return to DRMS control.

(C)           The parties understand that Local Stock Numbers (“LSNs”) cannot be checked systemically as they do not typically contain identifiable National Item Identification Numbers (NIINs).  Purchaser agrees, at the time of lotting for sale, to visually inspect and scrutinize each LSN item.  All LSN items determined to be eligible for sale shall proceed through the sales pipeline after Government physical inspection and approval, such verification and approval to be completed in a good faith timely manner.  If the LSN item upon inspection is unidentifiable or of suspect use, the Purchaser shall contact the Government Controlled Property Center, Controlled Property Verifier for further instruction.  If the Government representative determines the item is not eligible for sale, the Purchaser agrees that the item will be considered a Controlled Property Restricted List item and the Purchaser agrees the property will not be identified for sale.  The title to any such Property shall revert to DRMS upon return to DRMS control.  Additionally, the Purchaser shall make reasonably available to the Government Verifier for inspection all items identified by the Purchaser as “safe to sell” for verification.  Purchaser will perform research to identify the LSN to an NSN if possible.  Items that are not authorized for sale by the Government Verifier will be returned to the DRMS for proper disposal.  The title to any such property shall revert to DRMS.

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(D)          Purchaser agrees to provide DRMS a regular reporting at a mutually agreed upon frequency identifying all items that Purchaser returned from their property flows in accordance with Section 3A(A), 3A(B), or 3A(C) above.

(E)           DRMS shall credit the Purchaser the amount of the Contractor’s Purchase Price for any item of Property returned as provided in Section 3A(A), 3A(B), and 3A(C) above.  The amount of any credit to which this section entitles Purchaser shall be deducted from the amount of DRMS’ next invoice to the Purchaser.  If there are no more Invoices forthcoming, the next Distributions shall be adjusted for such credit.  If no more Distributions are forthcoming, DRMS shall issue Contractor a check for the amount of the credit.

4.             ARTICLE NINE, SECTION 1(B) SHALL BE REVISED TO STATE:

(B)          Seller Indirect Costs.

“Seller Indirect Costs” are (i) subject to the provisions and limitations of Section 4(F) of Article 3, all costs that are actually incurred by Purchaser for the packing, loading and transport of Property referred for sale to Purchaser at a DLA Depot, Restricted Access Facility, or Special Situation Location, that does not allow on-site processing,  and either (1) paid to any Person that is not an Affiliated Party or (2) paid to an Affiliated Party and constituting one of the “Permitted Affiliate Transactions” identified at Schedule VI.7.3.(C), (ii) the actual and minimum reasonable costs incurred by Purchaser to comply with administrative or other requirements by DRMS as agreed to by Purchaser, or (iii) as otherwise provided herein.  All costs incurred by Purchaser and Contractor in implementing, developing, or enhancing the Inventory Assurance Procedures specified in Article 3, Section 3(D), or those procedures to set aside Restricted Items specified in Article Six, Section 3A shall be considered Seller Indirect Costs.  First year start up Seller Indirect Costs associated with this process will not exceed $5 million.

5.             ARTICLE SEVEN, SECTION 5 SHALL BE AMENDED TO ADD THE FOLLOWING SUBSECTION (G):

Purchaser shall provide DEMIL Code A buyer information to DCIA upon the receipt of a judicial or administrative subpoena, specifying the information being requested.  Customer information will include all information provided to the Purchaser by the customer during the course of bid receipt and contract award.   If property sold as DEMIL Code A, however, is later found to have changed to any DEMIL code other than A, Purchaser will assist DCIA in the course of an investigation as if the property were in fact, sold as DEMIL Code B or Q and will provide DRMS upon request, all information provided to Purchaser by the customer during the course of bid receipt and contract award.  Purchaser shall cooperate and provide an administrative point of contact for all DCIA requests for assistance.

6.             ARTICLE SEVEN, SECTION 4 FIRST PARAGRAPH SHOULD BE AMENDED AS FOLLOWS:

Any classified material, demilitarization required or hazardous property, or any other property on the Controlled Property Restricted List, as defined in Article 23 of the CV contract,

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not covered by this contract, found while in the possession of contractor, Purchaser, or any subcontractor(s) or in or among the property must be immediately returned to Government control as directed by the SCO at Government expense.  Purchaser is not authorized to sell any of the property listed above.

ARTICLE SEVEN, SECTION 4 SHALL BE AMENDED TO ADD THE FOLLOWING LANGUAGE AFTER THE FIRST PARAGRAPH:

The Purchaser shall make a good faith effort to retrieve property sold to the public that should have carried a DEMIL required Code barring the sale, by sending a letter via registered mail or trackable courier service (e.g., FedEx, DHL, etc.) to the customer advising them of the requirement to return mistakenly released property, and advising them of the possible consequences of non-compliance with the terms and conditions of sale.   Purchaser will also make a second effort to contact the customer via registered mail or trackable courier services within 30 days of the first letter contract should resolution not been attained.  After issuing the second communication with the customer requesting the return of the property, the customer name, contact information, and item released will be referred to DRMS for additional action and Purchaser will also provide DRMS upon request, any further information provided to Purchaser by the customer during the course of bid receipt and contract award.

In the event that any Ammunition, Explosive or Dangerous Articles (AEDA) are discovered by the Purchaser, they will be reported immediately to the Government on-site representatives.  Purchaser will provide DRMS a list of the buyers and property involved under this section on a monthly basis.

7.             ARTICLE SEVENTEEN, SECTION 2, SHALL BE AMENDED TO ADD THE FOLLOWING LANGUAGE:

(C)           DRMS shall provide oversight of the Purchaser’s Controlled Property Verification Process, using Controlled Property Verifiers, who DRMS will assign to the Controlled Property Centers.  DRMS Verifiers will have access to the property throughout all stages of the property handling process at the CPCs.

8.             ARTICLE 23 SHALL BE AMENDED TO ADD THE FOLLOWING DEFINITION:

Batch Box Items: One line item (DTID) consisting of multiple turn-in documents and items.

Controlled Property: Any property which DRMS determines is potentially not saleable due to its DEMIL Code, its end-use, or should not be sold to the general public for any reason related to national security or other statutory obligations of the Federal Government.  DRMS shall determine the Business Rules governing how Controlled Property is determined, and those rules shall be communicated to the Purchaser.

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Controlled Property Center (CPC):  A centralized processing facility that is manned by DRMS and Purchaser personnel.    Controlled Property is sent both from Hub Sites and received directly from generators.  CPC personnel review and DRMS personnel certify that the Controlled Property is “saleable” or determine that the property cannot be sold and must be returned.

Controlled Property Restricted List: A DRMS-maintained and provided list by which property will be screened against to determine whether it can be sold or transferred to a R/T/D customer.  The list is comprised of controlled items based on demilitarization code or other factors relating to National security as determined by DRMS.

Hub Site:  A location where DRMS receives, stores and issues property.

9.             PART II, A. “INTRODUCTION” SHOULD BE AMENDED AS FOLLOWS:

Change the lines 11 to 14 (after “property”) of the first paragraph to read as follows,

“with DRMS a portion (ranging between 69.5% and 75% based on the Purchaser meeting or failing to meet certain performance benchmarks) of the net proceeds realized from the re-sale of the property after deducting all of the costs of managing, transporting, protecting, improving and marketing the property.

10.           PART II, M. “DISTRIBUTIONS AND PAYMENTS” SHOULD BE AMENDED AS FOLLOWS:

Eliminate paragraph three of this section and replace with the following paragraph:

The Purchaser must pay to DRMS a variable share of the net proceeds ranging between 69.5% and 75% (as further explained in Article Sixteen below) of all Net Proceeds (less any required increase in the cash reserve).  The Purchaser must pay to Contractor a variable share (dependent on the variable amount paid to DRMS and intended to always equal 100%) of between 25% and 30.5% of all Net Proceeds (less any such increase in the cash reserve).  (See Art. 16.)

11.           ARTICLE SIXTEEN, SECTION 3(A) SHOULD BE AMENDED AS FOLLOWS:

(A)          Calculate Contractor Net Worth Allocation.

Purchaser shall calculate the amount of the “Contractor Net Worth Allocation” as Operating Net Worth multiplied by twenty-seven and one half percent (27.50%) (twenty-eight and one half percent (28.50%) if R/T/D is accomplished).

12.           ARTICLE SIXTEEN, SECTION 3(B) SHOULD BE AMENDED AS FOLLOWS:

(B)           Calculate DRMS Net Worth Allocation.

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Purchaser shall calculate the amount of the “DRMS Net Worth Allocation” as Operating Net Worth multiplied by seventy-two point five percent (72.5%) (71.5% if R/T/D is accomplished).

13.           ARTICLE SIXTEEN, SECTION 3 SHOULD BE AMENDED BY ADDING SUB-SECTION (D), “INCENTIVES”:

(D)          The operating revenue share of Purchaser effective immediately on execution of this Supplemental Agreement is twenty seven point five percent (27.5%) (twenty eight point five percent (28.5%) if R/T/D is accomplished) for purposes of all distributions under the contract moving forward.  DRMS has indicated that the United States Government Accountability Office (“GAO”) intends to conduct audits of improper Controlled Property Restricted List sales.  To provide Purchaser with an added financial incentive to minimize screening failures with respect to property on the Controlled Property List, DRMS and Purchaser have agreed to this incentive provision, based on the number of “failures” identified in subsequent audits.  The incentive provision shall commence December 1, 2006.  The net proceeds share of Purchaser for purposes of all distribution payments made or accrued under the contract from the date this modification is signed until December 1, 2006 shall be 27.5% (28.5% if R/T/D is accomplished).

A “failure” for purposes of this provision is defined as the discovery of individual sales item(s) from the Controlled Property Restricted List on Purchaser’s website available to the public, or a subsequent sale to the public or the GAO after December 1, 2006, as discovered by: (1) the GAO; (2) by any other entity presenting its findings to a Congressional Committee or Subcommittee; or (3) by any other independent review(s)  mutually agreed to by DRMS and Purchaser by November 30, 2006.   Beginning December 1, 2006, Purchaser’s net proceeds sharing percentage for the next calendar year shall be retroactively adjusted for the audited calendar year only (with the then current period continuing at the operating Purchaser net proceeds share of 27.5% (28.5% if R/T/D is accomplished) according to the following matrix:

Number of Failures by Purchaser*	Change in Net Proceeds Baseline without R/T/D Option	Change in Net Proceeds Sharing with R/T/D Option
≤ 25	30.5%	30.5%
26 to 80	28.5%	28.5%
81 to 120	27.5%	28.5%
≥ 121	25%	26%

The number of failures in the above table reflect a 6-month review period and shall be adjusted to reflect the sampling period (shorter or longer), used by the GAO, any other entity presenting its findings to a Congressional Committee or Subcommittee or by any other independent review(s) mutually agreed to by DRMS and Purchaser, in order to reflect equitable performance measures.  September of the Fiscal Year will be the cut-off to determine the performance ratios.  If there has been no independent verification of the Purchaser’s performance, the Purchaser shall receive the 30.5 percent split.  If there has been an independent verification, then the ratio will be determined

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no later than September 30th of the previous Fiscal Year’s performance.  The Purchaser’s split will revert back to the baseline and be in effect until the next reporting timeframe.

If based on the number of “failures” as defined and computed above, it is determined that Purchaser is due an additional amount for the period in question, Purchaser shall identify the increased amount due on the next Distribution Statement and account for and recover the incentive amount as a Seller Indirect Cost.  If based on the audit report (and allowing 30 days from receipt for Purchaser and DRMS to discuss the results), it is determined that Purchaser owes DRMS as a result of the discovery of 121 or more failures in the prior six months.  Purchaser shall identify the amount due to DRMS in writing (to be concurred in by DRMS) and issue DRMS a check within 60 days of Purchaser’s receipt of the audit report.

14.           ATTACHMENT VI.16.1, MONTHLY DISTRIBUTION STATEMENT SHOULD BE AMENDED AS FOLLOWS:

Pages 118, No. 3, change the allocation from 20.0% to 27.5% (28.5% of R/T/D is accomplished) and from 78.2% to 72.5% (71.5% if R/T/D is accomplished).

15.           ALL OTHER APPLICABLE TERMS AND CONDITIONS OF THE CONTRACT REMAIN IN EFFECT, INCLUDING BUT NOT LIMITED TO PARTS I-VI, AND ARTICLES ONE (1) THROUGH TWENTY THREE (23); AND

16.           THIS MODIFICATION WILL BECOME EFFECTIVE UPON THE DATE OF THE LAST AFFIXED SIGNATURE TO THE MODIFICATION.

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